Exhibit 5.1

                            [VEDDER PRICE LETTERHEAD]



                                                               November 5, 1997

VIA FACSIMILE

United States Securities and
     Exchange Commission
Division of Corporation Finance
Stop 3-5
450 Fifth Street, N.W.
Washington, D.C.  20549

Attention:  Andrew Gerber, Division of Corporation Finance

RE:      EAC INDUSTRIES, INC. (THE "COMPANY")
         REGISTRATION STATEMENT ON FORM SB-2
         FILE NO. 333-32657
         PRELIMINARY PROXY STATEMENT
         FORM 10-KSB FOR THE FISCAL YEAR ENDED JANUARY 31, 1997 FORM 10-QSB FOR THE QUARTERLY PERIOD ENDED APRIL 30, 1997

Dear Sirs:

         In response to additional telephonic comments from the Staff, we are responding as follows:

The Securities and Exchange Commission has requested our opinion on the issue of whether EAC Industries, Inc. may issue rights to purchase shares while denying exercisability of such rights to its "odd-lot" holders as described in the above-captioned filing. It is our opinion that Section 505(a)(1) of the New York Business Corporation Law ("NYBCL") permits the board of directors of the Company to create rights to shares of a New York corporation that are exercisable upon such consideration, terms and conditions as have been fixed by the board of directors, and does not require that the issuer of rights to purchase shares treat all rights-holders equally in that Section 505(2)(1) explicitly permits rights to be issued, provided the issuer is an SEC registrant as is the Company, with such restrictions and conditions, which may include "without limitation" (emphasis added) restrictions that preclude exercise by an "interested stockholder" as defined in ss. 912 of the NYBCL. Therefore, the statute explicitly contemplates the denial of exercisability to certain rights-holders as contemplated by the Company's proposal. Although Section 505 has not been construed in the context of the exact facts of the proposed EAC rights offering situation, it is our opinion that a New York court should find that a condition that the rights may only be exercised by non odd-lot holders of the corporation's common stock is valid, and not ultra vires, under the circumstances involved here. This should


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United States Securities and
   Exchange Commission
November 5, 1997
Page 2

be the result despite the language in Section 501 of the NYBCL which requires that all shares be equal to all other shares of the same class. Section 501 was interpreted by New York courts to invalidate discriminatory treatment of certain rights holders prior to the amendment of the NYBCL, Section 505 to include the language provided above upon which our opinion is based.

         Permitting the odd-lot holders to add to their positions by a rights exercise, but only to have the shares canceled out in the recapitalization, might be deemed corporate waste by allowing an odd-lot holder to exercise his rights to buy new shares at $.22, stay below the 100 share threshold, and have the shares immediately bought out by the corporation at $.28125 in the recapitalization. We believe this board action (in setting the restriction) is clearly within the language of Section 505 because of the provisions in ss. 505(2)(ii) that the determination to impose restrictions and limitations by the board of directors is subject to judicial review to determine if the imposition of such limitations is in the best interest of the corporation and its shareholders. With EAC's important corporate objective to remove (by purchase at a fair price) the 29,000+ shares held by its 1000+ odd-lot holders, it is completely illogical to permit the odd- lot holder to add to their positions, or to arbitrage their positions with the Company's money, is obviously against the Company's best interest. We concede that there is no controlling precedent for this opinion under relevant New York law and that a court of proper jurisdiction might conclude otherwise.

         This opinion is directed solely to the Securities and Exchange Commission and cannot be relied upon by any other person. We hereby consent to this opinion being filed as an exhibit to the registration statement. This opinion shall be deemed an "explained opinion" as defined in the American Bar Association's Legal Opinion Accord.

                                            Very truly yours,

                                            /s/ Daniel O'Rourke
                                            -------------------
                                                Daniel O'Rourke

DOR:aem
Attachment

cc:      Peter B. Fritzsche, President and CEO, EAC Industries